RenaissanceRe Holdings Ltd. Announces Rebranding of Ventures Business to RenaissanceRe Capital Partners

PEMBROKE, Bermuda, March 3, 2021 -- RenaissanceRe Holdings Ltd. (NYSE: RNR) (the “Company” or “RenaissanceRe”) announced today that it will be rebranding its Ventures business as “RenaissanceRe Capital Partners.” Chris Parry, SVP, Global Head – Capital Partners (pending Bermuda Immigration approval), will lead this business and report to Kevin O’Donnell, President and Chief Executive Officer.

RenaissanceRe Capital Partners will remain focused on managing RenaissanceRe’s third-party capital relationships, joint ventures and managed funds, including DaVinci, Medici, Top Layer, Upsilon, and Vermeer.

Mr. O’Donnell said: “Our strategy is to match attractive risk with efficient capital, and over the last two decades, our third-party capital management business has grown into one of the most distinguished in the industry. Critical to this success has been our partnership approach and strong alignment with third-party investors. The name RenaissanceRe Capital Partners reflects this differentiated model.”

As part of this rebranding, the strategic investments pillar of the business has been renamed “RenaissanceRe Strategic Investments.” Jonathan (J.J.) Anderson, SVP, Global Head – Strategic Investments, will report to Bob Qutub, Chief Financial Officer, and be responsible for seeking and managing public and private investments that generate attractive risk-adjusted returns while advancing RenaissanceRe’s business objectives.

Mr. Qutub said: “Operating an Integrated System is an important aspect of our strategy. Bringing RenaissanceRe Strategic Investments under the finance umbrella will unify our investment approach, enhance our business capabilities and increase shareholder value.”

Mr. O’Donnell continued: “Chris and J.J. are highly experienced RenaissanceRe team members and Bob and I look forward to continue working with them as we advance our strategy through these two important functions.”

About RenaissanceRe

RenaissanceRe is a global provider of reinsurance and insurance that specializes in matching well-structured risks with efficient sources of capital. The Company provides property, casualty and specialty reinsurance and certain insurance solutions to customers, principally through intermediaries. Established in 1993, the Company has offices in Bermuda, Australia, Ireland, Singapore, Switzerland, the United Kingdom and the United States.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this Press Release, including any statements regarding any future results of operations and financial positions, business strategy, plan and any objectives for future operations, reflect RenaissanceRe’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous factors that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements, including the factors affecting future results disclosed in RenaissanceRe’s filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

###

Investor Contact:
RenaissanceRe Holdings Ltd.
Keith McCue
Senior Vice President, Finance & Investor Relations
441-239-4830

Media Contacts:
RenaissanceRe Holdings Ltd.
Keil Gunther
Head of Global Marketing & Client Communications
441-239-4932

Kekst CNC
Dawn Dover
212-521-4800